Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268995

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 2 DATED SEPTEMBER 5, 2023
TO THE PROSPECTUS DATED AUGUST 10, 2023

This document supplements, and should be read in conjunction with, our prospectus dated August 10, 2023, as supplemented by Supplement No. 1 dated August 16, 2023. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•our daily net asset value, or NAV, per share for our common stock for the month of August 2023; and
•an update to our investment strategy.

Historical NAV per Share

The following table sets forth the NAV per share for the Class A, Class I, Class T, Class D, Class M-I, Class T2 and Class N shares of our common stock on each business day for the month of August 2023. There were no Class S shares of our common stock outstanding during this period.

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share	NAV per Class D Share*	NAV per Class M-I Share	NAV per Class T2 Share	NAV per Class N Share**
August 1, 2023	$14.28	$14.37	$14.40	$14.38	$14.28	$14.23	$14.29
August 2, 2023	$14.28	$14.37	$14.40	$14.38	$14.29	$14.23	$14.29
August 3, 2023	$14.28	$14.37	$14.40	$14.39	$14.29	$14.23	$14.29
August 4, 2023	$14.28	$14.37	$14.40	$14.39	$14.29	$14.23	$14.29
August 7, 2023	$14.28	$14.37	$14.40	$14.39	$14.29	$14.23	$14.30
August 8, 2023	$14.28	$14.37	$14.41	$14.39	$14.29	$14.23	$14.30
August 9, 2023	$14.29	$14.38	$14.41	$14.39	$14.29	$14.23	$14.30
August 10, 2023	$14.29	$14.38	$14.41	$14.39	$14.30	$14.24	$14.30
August 11, 2023	$14.20	$14.29	$14.32	$14.31	$14.21	$14.15	$14.21
August 14, 2023	$14.20	$14.29	$14.32	$14.31	$14.21	$14.15	$14.21
August 15, 2023	$14.22	$14.31	$14.34	$14.33	$14.24	$14.17	$14.24
August 16, 2023	$14.22	$14.31	$14.34	$14.33	$14.24	$14.17	$14.24
August 17, 2023	$14.22	$14.31	$14.34	$14.33	$14.24	$14.17	$14.24
August 18, 2023	$14.23	$14.32	$14.35	$14.34	$14.25	$14.18	$14.25
August 21, 2023	$14.23	$14.33	$14.35	$14.35	$14.25	$14.18	$14.25
August 22, 2023	$14.23	$14.33	$14.35	$14.35	$14.25	$14.18	$14.25
August 23, 2023	$14.24	$14.33	$14.36	$14.35	$14.25	$14.19	$14.25
August 24, 2023	$14.24	$14.33	$14.36	$14.35	$14.25	$14.19	$14.25
August 25, 2023	$14.24	$14.33	$14.36	$14.35	$14.25	$14.19	$14.26
August 28, 2023	$14.24	$14.33	$14.36	$14.35	$14.25	$14.19	$14.26
August 29, 2023	$14.24	$14.33	$14.36	$14.35	$14.26	$14.19	$14.26
August 30, 2023	$14.38	$14.48	$14.50	$14.50	$14.40	$14.33	$14.40
August 31, 2023	$14.32	$14.41	$14.45	$14.43	$14.33	$14.27	$14.33

*Class D shares are currently being offered pursuant to a private placement offering.
**Class N and Class T shares are not available for purchase except through our distribution reinvestment plan.

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined.

Our Investment Strategy

In August 2023, our board of directors approved revised investment guidelines which include self-storage properties, in addition to office, industrial, retail and residential properties, as one of our targeted property types. All disclosures in our prospectus that refer to our targeted or primary investable property types are therefore revised to include office, industrial, retail, residential and self-storage property types.